INSO CORPORATION

Non-Qualified Stock Option Agreement
Under the Inso Corporation 1996 Non-Employee Director Incentive Plan

Optionee:  [        ]


Date: [         ]

Pursuant to the terms of its 1996 Non-Employee Director Incentive Plan
(the "Plan"), Inso Corporation, a Delaware corporation (the "Company"), hereby grants to [name] (the "Optionee") an option (the "Option") to purchase
up to [       ] shares (the "Option Shares") of the common stock, par value
$.01 per share, of the Company (the "Common Stock") at a purchase price
of [        ] per Option Share, on the terms and conditions set
forth herein and in the Plan. This Option is not intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended.

1. Term.  The Option shall be exercisable, in whole or in part, on or prior
to [       ] (the "Expiration Date").

2. Vesting Schedule. Subject to the provisions of Sections 5 and 6 hereof and the discretion of the Committee (as such term is defined in the Plan) to accelerate the vesting of the Option, this Option shall become vested and exercisable with respect to the following percentages of Option Shares as set forth below:

Date           Additional Percentage of        Total Number of Option
               Option Shares Available for     Shares Available for
               Purchase                        Purchase


3. Procedures for Exercise. The Option may be exercised by the Optionee from time to time prior to the Expiration Date by delivering written notice (each, an "Exercise Notice") to the Secretary of the Company specifying the number of Option Shares to be purchased. An example of an Exercise Notice is attached to this Agreement as Exhibit A. Payment of the purchase price for the Option Shares may, at the Optionee's election, be made (a) in cash, by certified or bank check or by other instrument acceptable to the Committee, (b) in the form of shares of Common Stock that are not subject to restrictions under any Company plan and that have been held by the Optionee for at least six months, if permitted by the Committee in its discretion, or (c) by delivery of a properly completed Exercise Notice together with irrevocable instructions to a broker promptly to deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price in respect of the Option Shares to be purchased. In the event that the Optionee shall elect to pay the purchase price as provided in clause (c) of the preceding sentence, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and otherwise as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The Company's obligation to consummate the transaction contemplated by the Exercise Notice shall be subject to the Company's receipt of full payment for the Option Shares to be purchased thereunder and any other agreement, document or instrument or other evidence as the Company may require to establish that the issuance of Option Shares to the Optionee pursuant to the Plan and any subsequent resale of such Option Shares shall comply with any applicable law or regulation. Certificates for Option Shares may be issued in the name of the Optionee jointly with another person or in the name of an executor or administrator of the Optionee's estate upon request. Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date.

4. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

5. Termination of Service. If the Optionee ceases to serve as a Director of the Company, the period within which to exercise the Option shall terminate three months after the date of such cessation or the Expiration Date, whichever is earlier, and such Option shall be exercisable through such date as to the Option Shares which were available for purchase on the date the Optionee ceased to serve as a Director of the Company; provided, however, that if the Optionee ceases to serve as a Director due to Disability (as such term is defined in the Plan) or death, this Option shall vest in full immediately. Any Option granted to an Optionee and outstanding on the date he or she ceases to serve as a Director of the Company due to Disability or death may be exercised by the Optionee or by the legal representative or legatee of the Optionee for a period of 180 days from such date or until the Expiration Date, whichever is earlier.

6. Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan) any Option granted to an Optionee and outstanding on the date immediately prior to the effective date of such Change in Control shall become automatically exercisable in full.

7. Option Shares. The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option was granted (including any grant subject to a condition subsequent), subject to adjustment as provided in Section 10 of the Plan.

8. No Special Rights. This Option does not confer upon the Optionee any right with respect to continuation of service as a Director of the Company, nor does it limit in any way the right of the Company to remove a Director from service.

9. Rights as a Stockholder. The Optionee shall have no right as a stockholder with respect to any Option Share unless and until a certificate representing such Option Share is duly issued and delivered to the Optionee. Except as expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

10. The Plan. In the event of any conflict or inconsistency between the terms of this Agreement and the Plan, the terms and conditions of the Plan shall control.

11. Miscellaneous. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Secretary and shall be mailed or delivered to the Optionee at the address set forth below, or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INSO CORPORATION

By________________________
		Bruce G. Hill
		Vice President and General
  Counsel

Agreed to and accepted
as of [       ]:

______________________
 [         ]





EXHIBIT A

Inso Corporation
31 St. James Ave.
Boston, MA  02116
Attention:  James Dildine

NON-QUALIFIED STOCK OPTION EXERCISE FORM

This is notice that I am exercising Non-Qualified Stock Options granted to me on_____________.

	Number of Shares Covered in this Exercise:	____________________(A)
	Exercise Price per Share	$______________. ____(B)
	TOTAL Exercise Price (AxB)	$______________. ____

I intend to pay the exercise as follows:

	_____ Cashless via broker
		Broker's Name:__________________________________
		Company:______________________________________
		Phone:______________________  Fax:_______________

	_____ In Cash (please attach a check payable to Inso Corporation)

	_____ With previously owned Inso Corporation shares (if this method is chosen, you will be provided with the number of shares required to complete the exercise and the amount of additional cash required to pay for fractional shares, if any).

I understand that the exercise of non-qualified stock options generates taxable income and that it is necessary to have applicable Federal, State and FICA taxes withheld. I intend to pay withholding taxes as follows:

	_____ Cashless via broker, as above.

	_____ Cash (please inform me of the amount owed and I will send a check payable to Inso Corporation within five (5) business days).

	_____ Shares (please inform me of the taxes due and arrange a reduction in the number of shares issued).


__________________________________	________________________
Signature		Date

__________________________________
Print Name

FOR OFFICE USE ONLY:
Date
Received

Time
Received
AM
PM

Confirmed
Option on

Confirmed
Tax Amt
Due on

FICA Limit

Inso Close
on

@ $

Control #